Exhibit 99.1

Dear Shareholders of NRx Pharmaceuticals, Inc.

I am writing to you about the recent lawsuit Relief Therapeutics Holding AG and Relief Therapeutics International SA (together, “Relief”) filed against NeuroRx, Inc. (“NRx”), in New York State Court, claiming that NRx failed to honor its obligations under the Collaboration Agreement dated as of September 18, 2020. Relief’s complaint seeks several remedies, including damages for alleged breaches of the terms of the Collaboration Agreement.

Under the Collaboration Agreement, Relief was to provide all relevant funding, while NRx was to undertake the research and development, for aviptadil. Relief abandoned the funding of the project in January 2021. They advised us at the time that in their view the drug had failed and we had “missed the pandemic.” Relief ended up investing only $10.9 million in our research and development, leaving NRx to fund the remainder of the costs, which now exceed $25 million and continue to increase as the drug awaits approval. Relief’s lawsuit claims rights to a drug that NRx continued to fund and develop after Relief ceased funding the project. We advised the public of Relief’s failure to fund and the potential for a dispute with Relief in prior disclosures made in connection with the recent merger transaction with Big Rock Partners Acquisition Corp. (Nasdaq:BRPA).

Now Relief has filed a lawsuit in order to claim rights to a drug that the shareholders of NRx believed in and funded when Relief stopped funding. The purpose of this letter is to reassure you that notwithstanding Relief’s failure to fund our research and development and filing a lawsuit, NRx is determined to see this drug through to completion. NRx has and will continue to undertake the necessary research and development, conclude the clinical trials, and manage the regulatory submissions needed to achieve our goal of delivering a lifesaving drug to patients.

Over the past 18 months, the NRx team has taken an old drug from the research files of Prof. Sami Said and brought it to life. We have created the first GMP, shelf stable formulation of Zyesami™ (aviptadil), figured out how to manufacture it at scale without damaging a delicate peptide, and performed two clinical trials that have shown statistically significant benefits in survival among patients with COVID-19 respiratory failure. On a regular basis, we hear from patients and families who have benefited from Zyesami and returned home against all odds. According to a presentation given recently by Dr. Francis Collins, Director of the National Institutes of Health, Zyesami is one of 23 COVID-19 drugs still prioritized for testing by NIH from among the 750 candidates originally screened. To our knowledge, Zyesami is the only COVID therapeutic to be selected for both the NIH ACTIV-3 trial and the BARDA I-SPY trial. NRx was selected as an industry partner for both ACTIV-3 and I-SPY and supplies the investigational drug to NIH and I-SPY for both trials.

We believe that Relief decided to stop funding because it thought aviptadil would fail (as it had in the hands of their predecessor company). However, now that Relief realizes the drug may well succeed, Relief has filed a lawsuit seeking all the benefits under the contract that it abandoned through its failure to fund.

Relief seeks to justify its halt in funding with the allegation that it did not receive necessary information from NRx as to how the funds would be spent. The simple truth is that there is no mystery about the use of funds. The majority of R&D costs are associated with third party invoices from reputable contractors reflecting our payments for drug formulation and manufacture, payments to study sites for treating patients, payments for clinical laboratory services, payments for statistical and regulatory support, etc. Until the moment when Relief advised us it would no longer fund, Relief received all invoices with all underlying contracts and backup detail. Our public auditors inspect those invoices on an annual basis and you can read their report documenting that the financial statements of our company fairly reflect the financial position of the company.

To get regulatory approval for a drug, however, a pharmaceutical company actually has to demonstrate its ability to manufacture a drug. To the best of our knowledge, we believe that Relief still has no commercial formulation of Zyesami and no manufactured drug for a regulator to inspect. Last week, we sent the full GMP manufacturing files to the FDA for their review. Yesterday, we also announced that Zyesami just passed a European Qualified Person (QP) audit of its first manufactured batch of Zyesami destined for the EU.

Relief has accused NRx of withholding data that is needed to enable patients in the EU and UK to receive Zyesami. In fact, NRx gave Relief the full Clinical Study Report given to the FDA on the same day it was provided to the FDA and offered to provide all electronic data to any regulator despite Relief’s failure to pay the full costs of the clinical trial.

We are attempting to help patients worldwide and we believe that Relief’s accusations that we are preventing them from formulating and manufacturing aviptadil are misleading. If Relief truly wanted to save the lives of COVID patients in Europe, we believe they would already have manufactured drug according to the patented formulation they have described in their public filings.

Relief’s demand that NRx cease development of a new Coronavirus vaccine in partnership with the government of Israel is especially shocking. The logic they seemed to articulate in their complaint is that a successful vaccine against COVID-19 might reduce the number of patients with respiratory failure and therefore reduce the need for Zyesami.

We believe we have taken all reasonable steps to attempt to resolve this dispute in an equitable fashion without resorting to litigation. We have repeatedly attempted to invoke the mediation clause in the Collaboration Agreement, only to be repeatedly rebuffed. Instead, Relief has brought litigation that contains allegations we view as baseless and that we will dispute in court. From our perspective, Relief’s initiation of litigation is neither in the interest of patients or shareholders and that sentiment is echoed in mail we receive daily from investors in both companies.

Rest assured that in the absence of a mediated solution, NRx intends to defend this case vigorously and will, at the appropriate time, assert significant counterclaims against Relief. In the meantime, we will continue to work tirelessly to deliver a lifesaving drug to patients who have no therapeutic alternative.

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